Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Laura S. Choi Investor Relations Phone: 609-430-2880, x2216	Jean Mantuano Corporate Communications (media) Phone: 609-430-2880, x2221

Medarex Announces Special Protocol Assessment Agreement with FDA to Initiate
Phase III Clinical Trial for MDX-010 in Metastatic Melanoma

Conference call scheduled for 11:00 AM ET today to discuss Phase III trial

Princeton, N.J.; August 23, 2004 – Medarex, Inc. (Nasdaq: MEDX) today announced that it has reached a Special Protocol Assessment (SPA) agreement with the U.S. Food and Drug Administration (FDA) for the initiation of a pivotal Phase III clinical trial for MDX-010 in combination with MDX-1379, a gp100 melanoma peptide vaccine, in patients with late stage unresectable metastatic melanoma who have failed or are intolerant to first line therapy. The SPA letter provides a written agreement between Medarex and the FDA concerning the trial design and outlines definitive clinical objectives and data analyses considered necessary to support regulatory approval.

Medarex will hold a public conference call today at 11:00 AM Eastern time to discuss the planned MDX-010 Phase III trial. To access the call live, please dial 1-888-396-2384 within the U.S. or 1-617-847-8711 outside the U.S. The conference call passcode number is 50159643. The call will also be broadcast live via the Internet at www.medarex.com/Investor/Webcasts.htm. The archive will be available for a limited period following the call and may be accessed via the Internet at www.medarex.com or by dialing 1-888-286-8010 within the U.S. or 1-617-801-6888 outside the U.S. The archive conference call passcode number is 57793874.

In the planned Phase III trial, approximately 750 patients with previously treated Stage III or Stage IV metastatic melanoma are expected to be enrolled. The patients will be randomized to receive one of three regimens: MDX-010 in combination with MDX-1379, MDX-010 alone or MDX-1379 alone. The randomization will be done on a 3:1:1 basis, with 60%, or approximately 450, of the patients receiving the MDX-010/MDX-1379 antibody/vaccine combination. All patients receiving MDX-010 will receive a dose of three mg/kg every three weeks for up to four doses. Best objective response rate (complete and partial responses) will be used as the basis for an expected initial Biologics License Application (BLA) submission under 21 CFR 601 Subpart E, which provides for early approval based upon a surrogate endpoint in life-threatening or severely debilitating illnesses. Disease progression and survival data will continue to be collected from patients being followed in the Phase III trial. Treatment assignment will be blinded, with oversight by an independent Data Monitoring Committee (DMC). Medarex anticipates that patient enrollment will begin in September at multiple centers within the United States.

 “We are very pleased with the successful conclusion of our discussions with the FDA relating to the SPA agreement, and we look forward to initiating the Phase III trial as soon as possible,” said Donald L. Drakeman, President and CEO of Medarex. “Late stage metastatic melanoma patients have few treatment options, and we are focusing our efforts on bringing this product to the market to address this unmet medical need.”

About MDX-010

MDX-010 is a fully human antibody against human CTLA-4, a molecule on T cells that is believed to be responsible for suppressing the immune response. Medarex believes that the use of MDX-010 to block CTLA-4 also has the potential to enable the immune systems of cancer patients to more effectively fight tumors. In June 2004, MDX-010 received orphan drug designation from the FDA for the treatment of high risk Stage II, Stage III and Stage IV melanoma.

MDX-010 is also currently in multiple Phase II clinical trials to test the product for other oncology indications, including prostate cancer, breast cancer and renal cancer. Outside of oncology, MDX-010 is also being explored for the treatment of HIV. Further information regarding Medarex’s MDX-010 program can be found in Medarex’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC).

About MDX-1379

MDX-1379 vaccine consists of two gp100 melanoma peptides. These peptides are part of a protein normally found on melanocytes, or pigmented skin cells, and are also present on melanoma cells. These melanoma peptides are recognized by cytotoxic T cells in melanoma patients that are positive for HLA-A2, a human immune system compatibility antigen that is expressed in approximately half of the melanoma population. Medarex has in-licensed the MDX-1379 vaccine peptides from the National Cancer Institute (NCI).

About Malignant Melanoma

According to the American Cancer Society, cancer of the skin is the most common of all cancers. Melanoma accounts for about 4% of skin cancer cases, but it causes about 80% of skin cancer deaths. The American Cancer Society estimates that in 2004 there will be about 55,100 new cases of melanoma in the US, and approximately 14% of these cases will be diagnosed with late stage metastatic melanoma. In the US, nearly 8,000 people are expected to die of melanoma in 2004. Worldwide there are approximately 132,000 people who are diagnosed with melanoma annually, and approximately 37,000 people are expected to die of the disease each year.

About Medarex, Inc.

Medarex is a biopharmaceutical company focused on the discovery and development of fully human antibody-based therapeutics to treat life-threatening and debilitating diseases, including cancer, inflammation, autoimmune and infectious diseases. Medarex applies its UltiMAb™ technology and product development and clinical manufacturing experience to generate, support and potentially commercialize a broad range of fully human antibody products for itself and its partners. Seventeen of these therapeutic products derived from Medarex technology are currently in human clinical testing, with the most advanced candidates expected to enter pivotal trials in 2004. Medarex is committed to building value by developing a diverse pipeline of antibody products to address the world’s unmet healthcare needs. For more information about Medarex, visit its website at www.medarex.com.

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believe”; “anticipate”; “intend”; “plan”; “expect”; “estimate”; “could”; “may”; or similar statements are forward-looking statements. Medarex disclaims, however, any intent or obligation to update these forward-looking statements. Risks and uncertainties include risks associated with product discovery and development, uncertainties related to the outcome of clinical trials, slower than expected rates of patient recruitment, unforeseen safety issues resulting from the administration of antibody products in patients, uncertainties related to product manufacturing as well as risks detailed from time to time in Medarex’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and subsequent Quarterly Reports on Form 10-Q.  There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. Copies of Medarex’s public disclosure filings are available from its investor relations department.

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